UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2017

GARMATEX HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4752858
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

1853 King Beach Avenue, Las Vegas, Nevada	89123-4300
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 360-305-1368

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02   Termination of a Material Definitive Agreement

As previously announced, on April 8, 2016, we entered into a definitive Arrangement Agreement with Garmatex Technologies, Inc., a private company incorporated under the laws of the Province of British Columbia, Canada ("Garmatex"), pursuant to which we had agreed to acquire all of the issued and outstanding securities of Garmatex in exchange for equivalent securities of our company by way of a statutory arrangement (the “Arrangement”) pursuant to the Business Corporations Act (British Columbia).

On March 8, 2017, we executed an amended, effective August 15, 2016, to the Arrangement, which allowed for an extension of the termination date to May 31, 2017 and settlement of all the loans issued under the previously entered Secured and Subordinated Loan Agreement, dated March 15, 2016, which in aggregate was CDN $953,988. In consideration of the settlement, Garmatex granted a non-exclusive technology Sublicense Agreement, dated March 8, 2017, and a Garmatex Trademark and Technology License Agreement, dated March 9, 2017, to their trade secret formulae and trademarks.

Effective on September 15, 2017 the Arrangement Agreement has been terminated between our company and Garmatex Technologies, Inc.

Item 5.01   Changes in Control of Registrant

On September 19, 2017, Devon Loosdrecht, our former president and director, transferred 16,500,000 restricted shares of our common stock to James Bregani. The shares were transferred in accordance with a share purchase agreement dated September 19, 2017. Mr. Bregani purchased the shares from personal funds in the amount of $5,000. Mr. Bregani now owns 46% of the issued and outstanding shares of our company. Mr. Bregani holds the shares in trust for his son, Robert Bregani, the beneficial owner.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Effective October 2, 2017, Devon Loosdrecht resigned as president, chief executive officer, secretary, treasurer and as a director of our company. Mr. Loosdrecht's resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with the resignation of Mr. Loosdrecht, Lawrence Stephenson was appointed as our president, chief executive officer secretary, treasurer and as the sole director of our board of directors. There is no understanding or arrangement between Mr. Stephenson and any other person pursuant to which Mr. Stephenson was selected as a director. Mr. Stephenson does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Lawrence Stephenson - President, Chief Executive Officer, Secretary, Treasurer and Director

Mr. Laurie Stephenson, MBA, BSc, Geologist, graduated in 1975, from Carlton University in Ottawa, Ontario, Canada, with a Bachelor of Science Degree in geology and in 1985, from York University in Toronto, Ontario, Canada, with a Masters of Business Administration is responsible for negotiations with numerous exploration companies, prospectors and governmental departments to secure prospects and permits to enable various junior companies to conduct their exploration programs. In addition, to hiring and evaluating geological staff, preparing engineering and assessment reports, investor reports and business plans, he was responsible for ensuring the company conformed to Securities and Mining regulations.

From 1975 to 1985, Mr. Stephenson was District Geologist for Duval International Corporation of Toronto, Ontario where his duties the planning, organizing and budgeting for exploration programs throughout Eastern Canada and the United States. During that time, he assisted in the formation of local governmental lobby groups in the Province of Newfoundland and Labrador.

In October 1987, Mr. Stephenson became a director of Glencairn Explorations Ltd., a company listed on the TSX Venture Exchange where he was instrumental in organizing the company’s venture into a South American diamond placer project and participating in financing and geological advise with respect to ongoing ventures for the company including the start up of gold producer Wheaton River Explorations Inc., an independent subsidiary of Glencairn Explorations Ltd. He remained a director of this company until 2002.

In 1989, he initiated a junior exploration company, Kokanee Explorations Ltd. which raised over $8 million for exploration ventures in Canada and the United States and was the director of exploration for Golden Chief Resources when it concluded and operated it’s 1998-1999 joint venture with Kinross Gold Company on the Atlanta Property of eastern Nevada.

Since 1999, Mr. Stephenson was involved in the reorganization of Sutcliffe Resources Inc., a company listed on the TSX Venture Exchange in Canada, which subsequently raised $55 million for projects in Russia.

In addition, to working with Sutcliffe Resources Inc. (2001-2008) he worked with several associated Junior mineral exploration and development companies in the Senior Geologist Manager role including Consolidated Goldwin Ventures (Now WestKam Gold Inc.), Sidon International Resources (now Cameo Resources Ltd.) and Douglas Lake Minerals Inc (now Handeni Gold Inc.) directing exploration for the companies throughout Canada the United States and throughout the world (South America; Africa and Australia including Diamond Projects in NWT, copper platinum in Ungava Northern Quebec Canada, copper and gold in Kamloops British Columbia, Canada, gold in Tanzania and gold and Diamonds in Brazil).

Mr. Stephenson has over 35 years of experience working for junior and senior mining companies in Canada, USA Mexico, South America and Tanzania. He is a member of the Professional Engineers Association of Ontario.

Our company believes that Mr. Stephenson ' professional background experience give him the qualifications and skills necessary to serve as a director and officer of our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMATEX HOLDINGS LTD.

/s/ Lawrence Stephenson
Lawrence Stephenson
President, Chief Executive Officer, Secretary, Treasurer and
Director

Date: October 6, 2017